                                                                      EXHIBIT 11


                   MECKLERMEDIA CORPORATION AND SUBSIDIARIES

          STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS (LOSS)

                                  (UNAUDITED)

                   ( In thousands, except per share amounts )
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
                                            Three Months Ended          Six Months Ended
                                                 March 31                   March 31
                                        --------------------------    -----------------------
                                            1997          1996           1997         1996
                                       ------------    -----------    ---------    ---------
NET INCOME (LOSS)                           $3,508       $(1,792)      $5,592      $(2,480)
                                            ======       =======       ======      =======
WEIGHTED AVERAGE COMMON SHARES
     OUTSTANDING                             8,501         8,392        8,493        8,384

DILUTIVE STOCK OPTIONS AND WARRANTS            285             -          289            -
                                             -----         -----        -----        -----
TOTAL PRIMARY COMMON SHARES AND
     EQUIVALENTS                             8,786         8,392        8,782        8,384
                                            ======       =======       ======      =======

PRIMARY EARNINGS (LOSS) PER COMMON
     SHARE                                  $ 0.40       $ (0.21)      $ 0.64      $ (0.30)
                                            ======       =======       ======      =======
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